Exhibit 10.34

United Industrial Corporation

Management Incentive Plan

January 2006

UIC MANAGEMENT INCENTIVE PLAN

TABLE OF CONTENTS

Definitions	3

Plan Amendment and Termination	3

Effective Date of the Plan	3

MANAGEMENT INCENTIVE PLAN (MIP)	4

Philosophy	4

General Features	4

Payments	5

Entitlements	5

Administration	5

Miscellaneous	5

SETTING TARGETS AND OBJECTIVES	6

Financial Factor	6

Financial Factor Measurement	6

Guidelines for Objective Setting and Evaluation	7

Performance Factor	7

Guidelines for Objective Setting and Evaluation	7

Guidelines for Reviewing Overall Performance	8

Incentive Calculation	9

TARGET INCENTIVE COMPENSATION AWARD (TICA) CALCULATION – EXAMPLE	9

EARNED INCENTIVE COMPENSATION AWARD (EICA) CALCULATION:	10

Summary	10

Definitions

Except as otherwise specified or as the context may otherwise require, the following terms have the meanings indicated below for the purposes of this Plan:

Company means UIC and all Subsidiaries of UIC.

Compensation Year or Year means the fiscal year of UIC.

Disability means disability according to the terms of the United Industrial Corporation Long-Term Disability Plan as may from time to time be applicable with respect to the particular Participant.

Layoff means a termination which is not for cause but rather is due to a permanent or indefinite reduction in the work force, including, but not limited to, the elimination of a Participant’s position as a result of a facility closure, discontinuance or relocation of operations, acquisition, reorganization or sale (including the sale by the Company of a business unit, division, product line or functionally related group of assets.)

Participant means an eligible Company employee selected for Plan participation in accordance with the procedures set forth herein.

Plan means the 2006 Management Incentive Plan (MIP) as set forth herein.

Plan Compensation means the amounts earned for the year as a consequence of the Plan.

Retirement means retirement according to the terms of the Subsidiary retirement plan.

Subsidiary means any corporation in which the Company owns total equity interest. However, if AAI or UIC owns majority interest, then any compensation plan must be approved by UIC.

Plan Amendment and Termination

UIC may, in its sole and absolute discretion, amend, suspend or terminate the Plan at any time, with or without advance notice to Participants.

Effective Date of the Plan

This Plan shall be effective as of January 1, 2006.

MANAGEMENT INCENTIVE PLAN (MIP)

Philosophy

The UIC Management Incentive Plan (often called the Bonus Plan or Plan) is a variable cash based incentive plan designed to focus management attention on performance factors important to the continued success of their business unit and the Company overall. Achievement of high standards of business and individual performance should be rewarded financially and conversely; significant compensation should be at risk for failing to achieve those high standards. The opportunity to earn compensation in addition to base salary is an integral part of our total compensation approach. The Management Incentive Plan serves as a direct link between a Participant’s compensation and the performance of a business unit or the Company overall.

General Features

Participants are senior managers in a position to significantly affect the performance of their business unit. These are generally managers with responsibility across an entire business unit, i.e. headquarter executives; product line and other general or program managers; and selected functional managers.

To be eligible to be selected to participate, a new hire to the Company or a newly eligible employee must be employed as of 30 September. Part-year Participants (i.e., employed after 1 January but prior to 30 September) shall be eligible for awards calculated pro-rata to the number of days employed during the Compensation Year.

Target incentive compensation is over and above the base salary. It is a function of the annual results, both by the individual and the relevant business unit. Base salary levels are established using competitive comparisons. The target incentive compensation, a percent of base salary, is similarly determined, thus ensuring the competitiveness of UIC’s total target compensation. Base salary and target annual incentives are considered competitive total compensation. Actual incentive awards may range from zero to two hundred percent of target. The target incentive percent varies from 10 to 50 percent of base salary, depending on the Participant’s salary grade. Incentive awards are not guaranteed. The Plan requires reasonable risk on the part of the Participant, commensurate with potential reward-an opportunity to raise total compensation significantly above the target opportunity.

Participants in the MIP also receive:

•                  A maximum life insurance benefit of $400,000

•                  If elected during enrollment, Long Term Disability coverage equal in value to their salary in the plan year plus their target cash bonus value (salary x bonus %) to a maximum benefit of $200,000.

•                  Accidental Death and Dismemberment benefit equal to three times their annual compensation rounded to the next higher $1,000 subject to a maximum of $280,000.

Payments

The distribution of Plan Compensation shall be made by March 15 following the Compensation Year.

Entitlements

General Rule: To receive Plan Compensation from this Plan, the Participant must be an employee of the Company at the time of payment of Plan Compensation. Exceptions to this rule shall be made in the cases of death, retirement, layoff, and disability as described in this Section. UIC may also, in its sole discretion, permit other exceptions to this rule.

Death, Retirement, Layoff and Disability:  If a Participant dies, retires, is laid off, or becomes disabled during the Compensation Year, the individual Target Incentive Compensation Award (TICA) shall be prorated and payment made by March 15th following the Compensation Year. If death, retirement, layoff or disability occurs after the close of a Compensation Year, but before payment is made, such event shall not affect calculations.

Administration

The Compensation Committee of the Board of Directors, is authorized and empowered to administer the Plan; interpret the Plan, prescribe, amend and rescind rules relating to the Plan; and determine the rights and obligations of Participants under the Plan. The Compensation Committee may delegate certain of these activities and all other matters as it solely determines. Any determinations by the Compensation Committee or the Board of Directors are final and binding upon the Participants of the MIP.

Miscellaneous

No Contract or Guarantee of Continued Employment. Eligibility to participate and participation in the Plan is not a guarantee of continued employment. The Plan does not constitute a contract of employment and the Company specifically reserves the right to terminate a Participant’s employment at any time with or without cause and with or without notice or assigning a reason.

No Guarantee of Plan Compensation. Eligibility to participate and participation in this Plan does not guarantee the payment of Plan Compensation.

The UIC Board determines plan participation for each Compensation Year and participation of one year does not guarantee participation in future years.

Assignment and Transfers. With the exception of transfer by will or by the laws of descent and distribution, rights under the Plan may not be transferred or assigned.

Withholding Tax. The Company will deduct taxes required by law to be withheld with respect to such payments from all cash payment due a Participant.

SETTING TARGETS AND OBJECTIVES

Key to an effective and equitable management incentive plan are the quality, realism and stretch of the targets and objectives. In setting these targets and objectives we focus on high standards, continuous improvement and Participant involvement. TICA and performance measurements are built around two basic factors: a financial factor and performance factor. The weighting of those factors can vary from one business unit to another, reflecting the relative importance of business to individual performance for that unit during any Compensation Year. Between them, the financial and performance factors total 100 percent. The factors are intended to be significant results that need to be achieved if the business unit’s strategic and overall performance objectives are to be realized.

The financial factor measures metrics important to the business unit. Budgets as well as past and expected future performance results are the criteria used in setting financial targets. These factors are reviewed and approved by the CEO. Achievement of the financial targets results in a 1.0 rating.

Performance objectives are important personal objectives directly related to a Participant’s major responsibilities. For example, these objectives could include such areas as market and/or customer share improvement; cost improvements; product development; pricing; inventory levels; introduction or improvement of products, processes or systems; health, safety and environmental performance; or management development. Performance objectives are set annually for each Participant through the Key Accountability Document (KAD). The Compensation Committee sets the performance objectives for the Chief Executive Officer.

UIC recognizes circumstances change throughout the year. Significant achievements during the Compensation Year, not contemplated at the inception of the Compensation Year, will be reviewed and incorporated in the final determination of Plan Compensation.

Financial Factor

Financial Factor Measurement

Actual Financial Factors are adjusted to level the effect of accounting changes, acquisition costs, land sales, strategic restructuring costs, capital expenditures, etc. Adjusted performance results are compared with the previously set targets and the zero (0) and two (2.0) performance levels. This comparison results in a Financial Factor rating for each business unit that is somewhere on a scale of zero to two.

Guidelines for Objective Setting and Evaluation

The 1.0 targets are the levels at which the unit is expected to perform for the Compensation Year. Each unit’s budget is the primary starting point for 1.0 target levels. No incentive is paid for results at or below the zero level, and twice the target incentive is paid for results at or above the 2.0 level.

• The 1.0 targets are generally established at levels judged to have a reasonable chance of attainment and match the commitments made to the UIC Board; the zero and 2.0 extremes are normally established in terms of reasonable stretch and relative risk.

• Targets are first developed by unit/division management. The CEO and appropriate staff discuss the targets and agree upon zero, one and two levels.

• In determining the business performance ratings, actual performance is adjusted to level the effect of accounting changes, acquisition costs, land sales, strategic restructuring costs, capital expenditures, etc.

• Adjusted performance results are compared with targets, which results in a Financial Factor rating for each business unit that is somewhere on the scale of zero to two.

• Business performance targets are finalized early in the Compensation Year but can be adjusted by the Board in cases of substandard change in the business.

Performance Factor

Guidelines for Objective Setting and Evaluation

Each Participant submits strategic performance objectives in KAD format to his/her manager. Performance objectives are based on the major job responsibilities assigned to the individual and are related to the business unit’s strategic and/or UIC’s overall performance objectives.

• To develop individual performance objectives, each Participant must understand and commit to the operating unit’s business and human resources strategies.

• The two to five most important individual objectives should be submitted to the next higher-level manager for review and approval. Objectives should state results required ensuring that the performance can be measured. In many cases, measurement of results cannot be quantified. When this quantification is not possible, there should be a clear statement of the criteria that will be used to judge the accomplishment of the objectives. For example, if the objective is to develop a strategic plan, success is not determined primarily by a plan being developed on time but rather the quality of thinking that the plan portrays. The KAD should lay out the criteria to determine the quality. Measurements enable the Participant and manager to determine whether the objective or a portion of the objective has been successfully achieved.

•                  Objectives should be stated in measurable terms and should include timing.

•                  Objectives should identify specific achievements expected and not merely restate major responsibilities or plans to accomplish them.

•                  Objectives should be realistic with some stretch and be based on actual conditions.

The degree of difficulty may vary among the objectives. A priority ranking or assessment of relative difficulty, included in the objectives statement, will be of value during the review to determine the strategic performance factor rating. In determining the strategic performance rating, the following will be considered:

•                  The accomplishment of annual objectives and the significance of those objectives to overall business unit results.

•                  Demonstration of leadership

•                  Degree of difficulty of the objectives.

•                  Overall performance of major responsibilities including self-development.

•                  Performance in response to unanticipated circumstances or opportunities.

•                  Contributions to the management team and important corporate initiatives.

In summary, in rating Performance, achievement of objectives, leadership, overall job performance, response to unplanned major events and contributions to the overall management team are all to be considered. Performance is rated using the entire zero to two spectrum.

Guidelines for Reviewing Overall Performance

Creates five general levels of performance with definitions of possible performance and a suggested range of ratings for each.

0 to .5

Overall performance considerably less than standard. Did not meet objectives primarily because of own performance. Performance in unplanned circumstances was below expectations. Individual did not demonstrate satisfactory improvement during the year.

.5 to .9

Overall performance of major position responsibilities did not meet all expectations. Some objectives achieved but not in a totally satisfactory manner. Measurable progress made during the year and current progress is satisfactory.

.9 to 1.1

Overall performance of major responsibilities meets current standards. Objectives substantially met, especially those of greater significance to business objectives. Performance in unplanned circumstances met or exceeded expectations.

1.1 to 1.5

Overall performance consistently met or exceeded standards for all responsibilities. Objectives were generally exceeded during the year. Function for which responsible has shown significant progress. Significant unplanned circumstances occurred during the year and related performance exceeded expectations

1.5 to 2.0

Outstanding performance in all aspects of current job. All objectives exceeded with recognition of these accomplishments. Has demonstrated success of at least one major breakthrough or significant project. Professional performer on all job functions and recognized as such by peers and superiors.

Achievement of tougher objectives receives a higher strategic performance factor rating, which translates into a higher incentive award. For example, a Participant who sets unusually demanding objectives and then misses one might receive a 1.4 Performance rating. A Participant who set more easily achieved objectives and then hits them all might receive a 1.0 Performance rating.

Incentive Calculation

To determine a Participant’s incentive, both factors, Financial and Performance are rated and weighted according to the predetermined split. The two results are totaled and multiplied by the Participant’s Compensation Year base salary earnings (prorated for partial-year participation) to determine the Plan Compensation.

TARGET INCENTIVE COMPENSATION AWARD (TICA) CALCULATION – EXAMPLE

(The actual percentages of Financial and Performance and the metrics used for Financial are only examples and may vary by organization or specific business needs year to year.)

Your Performance Factor is weighted at 20% and Financial Factor weighted at 80%. Within the Financial Factor, Cash Flow (CF) and Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) are weighted 70% and 30%, respectively.

This year, the Cash Flow rating was 1.2 and the EBITDA was 1.0. Your Performance rating was .8

Your Target Incentive Compensation Award Eligible Earnings were: $100,000

Your Target Incentive Compensation Award Percentage is: 10%

Your Target Incentive Compensation Award Amount was: $10,000

EARNED INCENTIVE COMPENSATION AWARD (EICA) CALCULATION:

1. WEIGHTED PERFORMANCE FACTOR DETERMINATION

Your Performance Rating X Performance Weight = Weighted Performance Rating, or .8 X .20 = .16

2. WEIGHTED CF/EBITDA DETERMINATIONS

CF Contribution

The weight used to calculate CF Contribution below is the cash portion (70%) of the Financial weight (80%)

EBITDA Contribution

CF Rating X Weight = CF Weighted Rating

1.2 X .56 = .672

The weight used to calculate EBITDA Contribution below is the EBITDA portion (30%) of the Financial weight (80%)

EBITDA Rating X Weight = EBITDA Weighted Rating

1.00 X .24 = .24

3. YOUR TOTAL RATING DETERMINATION

Weighted Performance Rating + Weighted CF Rating + Weighted EBITDA Rating =Total Rating, or .16 + .672 + .24 = 1.072

4. YOUR EICA DETERMINATION (ROUNDED TO NEAREST DOLLAR)

Target Amount X Total Rating = Actual Incentive Award, or $10,000 x 1.072 = $10,720

Summary

UIC’s Management Incentive Plan is an integral part of our competitive total compensation program, offering incentives and rewards offset by commensurate risk. Participants are individually selected from among those managers whose decisions significantly affect UIC’s performance.

Business and strategic performance targets and objectives are set in areas that require focus and emphasis in the Compensation Year including actions intended to execute longer term strategies. Performance is rigorously measured against the targets, objectives and on an overall basis.

Both business unit and individual performance affect incentive awards.